Exhibit (n)(3)

                               SCUDDER FUNDS TRUST
                              AMENDED AND RESTATED
                         MULTI-DISTRIBUTION SYSTEM PLAN

         WHEREAS, each investment company adopting this Amended and Restated Multi-Distribution System Plan (each a "Fund", and each Fund's underlying portfolios, a "Series") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, Scudder Kemper Investments, Inc. ("Scudder Kemper") serves as investment adviser and Kemper Distributors, Inc. or Scudder Investor Services, Inc. serves as principal underwriter for the Fund;

         WHEREAS, the Fund has established an Amended and Restated Multi-Distribution System enabling each Series, as more fully reflected in its prospectus, to offer investors the option of purchasing shares of the Series (a) with a front-end sales load (which may vary among Series) and Rule 12b-1 Plan providing for a service fee ("Class A shares"); (b) without a front-end sales load, but subject to a contingent deferred sales charge ("CDSC") (which may vary among Series) and a Rule 12b-1 plan providing for a distribution fee and a service fee ("Class B shares"); (c) without a front-end sales load, but subject to a CDSC and a Rule 12b-1 Plan providing for a distribution fee and a service fee ("Class C shares"); (d) solely to certain investors, without a front-end sales load, a CDSC, a distribution fee or a service fee ("Class S shares"); and
(e) solely to members of the American Association of Retired Persons, without a front-end sales load, a CDSC, a distribution fee or a service fee ("Class AARP shares") for certain funds (f) without a front-end sales load, a CDSC, a distribution fee or a service fee ("Barrett International shares"); for certain funds (g) solely to certain retirement plans, without a front-end sales load or a CDSC but with a Rule 12b-1 Plan providing for a service fee ("Class R shares"); for certain funds and (h) solely to certain institutional and other select investors, without a front-end sales load, a CDSC, a distribution fee or a service fee ("Class I shares"); and

         WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges;

         NOW, THEREFORE, the Fund, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Amended and Restated Multi-Distribution System Plan, as follows, on behalf of the Series:

         1. Each class of shares will represent interests in the same portfolio of investments of the Series, and be identical in all respects to each other class, except as set forth below. The only differences among the various classes of shares of the Series will relate solely to: (a) different distribution fee payments or service fee payments associated with any Rule 12b-1 Plan for a particular class of shares and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto) which will be borne solely by shareholders of such class; (b) different service fees; (c) different account minimums; (d) the bearing by each class of its Class Expenses, as defined in
Section 2(b) below; (e) the voting rights related to any Rule 12b-1 Plan affecting a specific class of shares; (f)

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separate exchange privileges; (g) different conversion features and (h)
different class names and designations.

         2. (a) The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of the Series shall be allocated to each share of the Series, on the basis of its net asset value relative to the net asset value of the Series pursuant to Rule 18f-3(c)(2)(ii) of the 1940 Act. Expenses to be so allocated include expenses of the Fund that are not specifically attributable to the Series (or any other series of the Fund) which shall first be allocated among the series of the Fund based upon their relative aggregate net assets ("Fund Expenses") and expenses of the Series not attributable to a particular class of the Series ("Series Expenses") to the extent that such expenses are not paid by Scudder Kemper pursuant to the Administrative Services Agreement dated, as in effect from time to time, between Scudder Kemper and the Fund (including any subsequent amendments thereto) (the "Administrative Services Agreement). Fund Expenses may include, but are not limited to, Trustees' fees and certain legal fees. Series Expenses include, but are not limited to, the Serieswide Administrative Fee under the Administrative Services Agreement, advisory fees and other expenses relating to the management of the Series' assets.

                  (b) Expenses attributable to one or more particular classes, which are allocated on the basis of the amount incurred on behalf of each class ("Class Expenses"), will include the Class Administrative Fee charged with respect to each class under the Administrative Services Agreement, and may also include the following types of expenses to the extent that such expense is not paid by Scudder Kemper under the Administrative Services Agreement and to the extent that such expense is attributable to a specific class: (a) transfer agent fees attributable to a specific class, (b) any distribution fees or service fees associated with any Rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto); (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of the Series; (d) registration fees (other than state filing fees imposed on a Fund-wide basis and Securities and Exchange Commission registration fees); (e) the expense of administrative personnel and services as required to support the shareholders of a specific class; (f) litigation or other legal expenses and audit or other accounting expenses relating to a specific class;
(g) Trustees' fees incurred as a result of issues relating to a specific class; and (h) shareholder or Trustees' meeting costs that relate to a specific class. All expenses described in clauses (a) through (h) of this paragraph may be allocated as Class Expenses, but only if the Fund's President and Treasurer have determined, subject to review by the Board of Trustees, which expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

         In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Fund Expense or Series Expense, and in the event a Fund Expense or Series Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

         Any changes in the categories of expenses that will be allocated as Class Expenses shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Fund or Series, as defined in the 1940 Act (the "Independent Trustees"). Any changes to such expense allocation shall be set forth in a schedule as amended

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from  time to  time  by the  Board  of  Trustees  including  a  majority  of the
Independent Trustees, which shall form a part of this Plan.

         3. After a shareholder's Class B shares have been outstanding for six years, they will automatically convert to Class A shares of the Series at the relative net asset values of the two classes. Class B shares issued upon reinvestment of income and capital gain dividends and other distributions will be converted to Class A shares on a pro rata basis with the Class B shares.

         4. Any conversion of shares of one class to shares of another class is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares should not constitute a taxable event under federal income tax law. Any such conversion may be suspended if such a ruling or opinion is no longer available.

         5. Upon the direction of a holder of Class S shares or Class AARP shares of the Series, such shares will be converted to Class AARP shares or Class S shares of the Series, respectively, at the relative net asset value of the two classes.

         6. To the extent exchanges are permitted, shares of any class of the Series will be exchangeable with shares of the same class of another series, or with money market fund shares as described in the applicable prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act. For purposes of calculating the time period remaining on the conversion of Class B shares to Class A shares, Class B shares received on exchange retain their original purchase date.

         7. Dividends paid by the Series as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount; except that any distribution fees, service fees, shareholder servicing fees and class expenses allocated to a class will be borne exclusively by that class.

         8. Any distribution arrangement of the Fund, including distribution fees, front-end sales loads and CDSCs, will comply with Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

         9. All material amendments to this Plan must be approved by a majority of the members of the Fund's board, including a majority of the Trustees who are not interested persons, as defined in the 1940 Act, of the Fund.

         The  Board  of  Trustees,  including  a  majority  of  the  Independent
Trustees, has approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and the Series and of the Fund. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

Approved on:  For use on or after December 29, 2000


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